                                                                   EXHIBIT 99.1


[COO LOGO]                                          [THE COOPER COMPANIES LOGO]


NEWS RELEASE

         CONTACT:

         Norris Battin

         The Cooper Companies, Inc.

         ir@coopercompanies.com

         888-822-2260

         FOR IMMEDIATE RELEASE

         THE COOPER COMPANIES REPORTS FOURTH QUARTER AND 2001 RESULTS

          Fourth Quarter Revenue Up 17 Percent as Contact Lens Market Share
                  Gains Continue EPS Up 21 Percent to 76 Cents

    Fiscal Year Revenue Rises 17 Percent; EPS Increases 22 Percent to $2.44

  Estimated First Quarter 2002 Revenue Up 15 to 20 Percent; EPS 54 to 57 Cents

LAKE FOREST, Calif., December 11, 2001--The Cooper Companies, Inc. (NYSE: COO) today reported results for its fourth fiscal quarter and year ended October 31, 2001.

         o Fourth quarter revenue $66 million, 17 percent above fourth quarter 2000. Annual revenue $234.6 million, 17 percent above 2000.

            (Revenue for all periods includes reimbursed freight expenses to reflect adoption of Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Costs.)

         o Fourth quarter EPS 76 cents, up 21 percent. Fiscal year EPS $2.44, up 22 percent.

         o Fourth quarter cash flow (pretax income from continuing operations plus depreciation and amortization) per share $1.28, up 19 percent from $1.08 in fourth quarter 2000; Fiscal 2001 up 18 percent to $4.14.

Commenting on these results, Chief Executive Officer A. Thomas Bender said, "Despite weakening economies throughout the world, The Cooper Companies had another strong year, continuing the consistent performance it has delivered since 1995. CooperVision, our contact lens business, improved its market position in the United States and in all the markets outside the United States where it competes. CooperSurgical continued to execute successfully its strategy of consolidating the women's healthcare medical device market.

"For fiscal 2002, we expect revenue of about $265 to $275 million, and earnings per share ranging from $3.00 to $3.05, including an improvement of about 20 cents per share because, as a result of our adopting a new accounting principle, we will not amortize goodwill after 2001. In the first quarter of 2002, I expect revenue to grow 15 to 20 percent year over year with earnings per share in the range of 54 to 57 cents.

"In 2002, I anticipate that CooperVision (CVI) will generate mid-teen percentage growth in its worldwide core contact lens revenue. I expect continued strong specialty lens sales in the U.S. and strong international performance, especially in Europe and Japan, aided by several successful new product introductions.

"CooperSurgical (CSI), our women's healthcare business, continues to strengthen its franchise, adding six new product lines through acquisition and marketing and technology alliances in the past 12 months. CSI revenue is now running at an annual rate approaching $70 million and I believe that we are on track to reach our goal of $100 million within the next two or three years. For 2002, I expect that CSI revenue will be between $68 and $72 million."

Business Unit P&L Highlights ($'s in millions)

------------------------------------------------------------------------------------------------------------
                                   Three Months Ended October 31,
------------------------------------------------------------------------------------------------------------
                   Revenue*                                            Operating Income
------------------------------------------------------------------------------------------------------------
                                           %                               %       %Revenue       %Revenue
                      2001      2000     Inc.         2001      2000      Inc.       2001           2000
                      ----      ----     ----         ----      ----      ----       ----           ----
------------------------------------------------------------------------------------------------------------
CVI                  $49.7     $43.1     15%        $15.8      $14.2       12%        32%           33%
CSI                   16.3      13.2     24%          3.4        1.6      109%        21%           12%
                     -----     -----                -----      -----
Subtotal              66.0      56.3     17%         19.2       15.8       22%        29%           28%
HQ Expense               -         -      -          (1.7)      (1.6)       -          -             -
                     -----     -----                -----      -----
------------------------------------------------------------------------------------------------------------
      TOTAL          $66.0      $56.3    17%        $17.5      $14.2       23%        26%           25%
                     =====      =====               =====      =====
------------------------------------------------------------------------------------------------------------
                                   Twelve Months Ended October 31,
------------------------------------------------------------------------------------------------------------
                   Revenue*                                            Operating Income
------------------------------------------------------------------------------------------------------------
                                           %                               %       %Revenue       %Revenue
                      2001      2000     Inc.            2001   2000      Inc.       2001           2000
                      ----      ----     ----            ----   ----      ----       ----           ----
------------------------------------------------------------------------------------------------------------
CVI                 $176.1     $154.8    14%         $51.4     $47.3        9%       29%           31%
CSI                   58.5       46.4    26%          10.1       6.3       61%       17%           14%
                    ------     ------                -----      -----
Subtotal             234.6      201.2    17%          61.5      53.6       15%       26%           27%
HQ Expense               -          -     -           (6.7)     (6.7)       -         -             -
                    ------     ------                -----      -----
------------------------------------------------------------------------------------------------------------
      TOTAL         $234.6     $201.2    17%         $54.8      $46.9      17%       23%           23%
                    ======     ======                =====      =====
------------------------------------------------------------------------------------------------------------

     *Revenue for all periods includes reimbursed freight expenses to reflect adoption of Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Costs.

Fourth Fiscal Quarter Operating Highlights
CooperVision

---------------------------------------------------------------------------------------------------------------------
                                             COOPERVISION REVENUE ANALYSIS
                                                   ($'s in millions)
---------------------------------------------------------------------------------------------------------------------
                          4th Quarter             %       % Change from                             %      % Change
       Segment               2001               Total    4th Quarter 2000          FY 2001       Total    from FY 2000
---------------------------------------------------------------------------------------------------------------------
U.S.                        $31.0                62%         10%               $110.9        63%        10%
O.U.S.*                      17.5                35%         22%                 62.3        35%        25%
                            -----               ----                           ------       ----
  Core Business              48.5                97%         14%                173.2        98%        15%
OEM**                         1.2                 3%         76%                  2.9         2%       (34%)
                            -----               ----                           ------       ----
Total                       $49.7               100%         15%               $176.1       100%        14%
                            =====               ====                           ======       ====
---------------------------------------------------------------------------------------------------------------------
* Outside the United States
**Original Equipment Manufacturer sales to other contact lens providers
---------------------------------------------------------------------------------------------------------------------


CVI's worldwide core contact lens business--all revenue except lower margin OEM sales--grew 14 percent in the quarter. For the fiscal year, core revenue was up 15 percent--17 percent in constant currency--about three times the estimated world market growth. CVI estimates that its market share grew about 1 point this year to 6.3 percent of the $2.9 billion worldwide contact lens market, approximately twice its 1997 share.

In the U.S., CVI's core revenue grew 10 percent in the fourth quarter and 10 percent for the fiscal year. Outside the U.S., core revenue grew 22 percent for the quarter. For the fiscal year, core revenue outside the U.S. increased 25 percent--30 percent in constant currency.

Worldwide revenue for CVI's toric contact lenses, prescribed to correct astigmatism, increased 14 percent during the quarter and 13 percent for the year. Torics represent about 45 percent of CVI's worldwide revenue. CVI's worldwide revenue in the largest segment of this market, disposable-planned replacement (DPR) toric lenses, grew 25 percent over last year's fourth quarter, and 23 percent during fiscal 2001.

CVI's worldwide sales of DPR sphere and toric products grew 22 percent during the quarter and are 21 percent ahead of last year. They now account for 80 percent of CVI's worldwide business. U.S. revenue for these products grew 17 percent in the quarter and 16 percent for the fiscal year.

Rohto Pharmaceuticals, CVI's partner in Japan, introduced CVI's quarterly planned replacement line of sphere and toric lenses in July. Rohto has submitted clinical data for CVI's line of two-week disposable sphere, toric and aspheric lenses to regulatory authorities. They expect to market these products in the second half of 2002. European revenue growth, excluding OEM business, remained robust-- ahead 26 percent for the quarter and 32 percent for the full year.

Cosmetic lenses

CVI's line of cosmetic lenses, Expressions in the United States and Frequency Colors in overseas markets, continues to be well accepted by practitioners and patients. Production is now in place to meet anticipated demand around the world, which is expected to result in an annual run rate approaching $20 million by the end of 2002.

The cosmetic lens market--opaque and color enhancing lenses that change the appearance of the eye's natural color--is the second largest specialty lens market segment behind toric lenses. CVI estimates the worldwide revenue for all cosmetic lenses at about $250 million with the United States representing about 70 percent of the total. Disposable cosmetic lenses, the segment in which Frequency Colors and Expressions compete, generate about $150 million worldwide.

"An important target market for cosmetic lenses," said Bender, "is the large pool of current wearers of sphere lenses who could purchase several pairs of cosmetic lenses to enhance the appearance of their eyes and to complement their wardrobes."

Lens wearers who trade up to specialty products, either cosmetic or toric lenses, receive added visual benefits, and contact lens practitioners can build their practices by recommending them. CVI's line of cosmetic lenses are interchangeable with the leading brands of disposable spheres so practitioners will not have to refit current wearers who want cosmetic lenses.

In the second half of calendar 2002, CVI plans to launch Frequency Enhancements, a tinted color product that enhances the natural color of the eye without totally changing its appearance. "Recent market research," said Bender, "tells us that fewer than 15 percent of women--70 percent of the market--are wearing disposable lenses to enhance the cosmetic beauty of their eyes. This represents a large, untapped opportunity."

New Product Update

CVI continues to address underserved market niches of the contact lens market around the world.

In the fourth quarter, CVI introduced Frequency Multifocal, its high performance monthly planned replacement multifocal lens in the United States. A full launch is expected by mid 2002. "Multifocal lenses," said Bender, "are an important niche in the U.S. contact lens market, and we believe that Frequency Multifocal will be successful in this specialty lens area."

In November, CVI introduced Frequency Toric XR, the only monthly disposable planned replacement lens available in the United States for astigmatic patients requiring complex vision correction.

Independent Market Research Data

Appendix 1 below summarizes third calendar quarter 2001 independent market research for the contact lens market compared with CVI's third calendar quarter and calendar 9-month performance. Commenting on these results Bender said," Although new patient visits for contact lenses in the U.S. declined 3 percent year over year in the third calendar quarter, they improved over the second quarter. Through three calendar quarters, new visits grew 3 percent while total visits declined 2 percent.

"Although manufacturers' revenue for DPR sphere lenses declined from last year, toric lenses, especially the DPR brands, continued to grow. This is consistent with the market's ongoing trend away from commodity lenses toward specialty lenses.

"CVI revenue continues to grow significantly faster than the market, gaining 1 share point in the overall U. S. market and 2 share points in the U.S. toric market during the first nine calendar months of 2001."

CVI Cost of Sales

CVI's gross margin for the fourth quarter was 70 percent compared with 66 percent in the third quarter. This improvement was primarily due to a revenue mix shift to higher margin products and a reduction in manufacturing costs during this quarter compared with last quarter. For the full year, CVI gross margin was 69 percent.

For 2002, CVI expects gross margins in the range of 67 to 68 percent as distributors in Japan, France and Germany are expected to generate a higher percentage of CVI's total revenue. Operating margins, however, are not expected to decline, primarily because the distributors, not CVI, are responsible for marketing costs in their territories.

CooperSurgical

CSI, the Company's women's healthcare business, continued to execute successfully its strategy of consolidating the women's healthcare medical device market and supplying Ob/Gyns with products to support the widening range of disorders that they are now diagnosing and treating.

In the past 12 months, CSI added six new product lines to its business through acquisition and marketing and technology alliances. These include products to help diagnose osteoporosis and cervical cancer and the cause of incontinence, all rapidly growing market segments driven by demographic growth in the 45-64 year age range.

CSI fourth quarter revenue increased 24 percent to $16.3 million and for the fiscal year was up 26 percent to $58.5 million. CSI's organic growth from existing products was 10 percent in the fourth quarter of 2001 and 10 percent for the fiscal year.

Operating margins reached 21 percent during the quarter, and are 17 percent for the fiscal year compared with 14 percent in 2000.

"At CSI," said Bender, "we continue to target the completion of one or two acquisitions each year and expect to achieve low double digit organic growth annually."

Tax Rate

The Company's effective tax rate (ETR) (income tax expense divided by pretax income) was 30 percent for the quarter and 29 percent for fiscal 2001. Cooper expects that its ETR for 2002 will be less than 30 percent.

Earnings per Share

All per share amounts mentioned in this report refer to diluted per share amounts.

Conference Call

The Cooper Companies will hold a conference call to discuss its fourth quarter results today at 2 p.m., Pacific Standard Time. To access the live call, dial 1-800-231-9012. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is

471398. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2000. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Hamble, England, Helsinki and Toronto. Its Web address is www.coopervision.com. CooperSurgical, Inc., with operations in Trumbull and Shelton, Conn., Hollywood, Fla., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized.

                                   Appendix 1
               3rd Quarter Calendar 2001 and Calendar Year to Date
                  Cooper Vision U.S. vs. U.S. Market Indicators

Product Category            % Change      % Change          % Change             % Change               % Change
----------------            --------      --------    -     ---------            ---------              --------
                            CVI U.S.      CVI U.S.      U.S. Contact Lens    Total Contact Lens     New Contact Lens
                            ---------     --------      -----------------    ------------------     ----------------
3rd QUARTER 2001             Revenue    Market Share     Manufacturers'     Practitioner Visits    Practitioner Visits
----------------             -------    ------------     --------------     -------------------    -------------------
                                                             Revenue
                                                             -------
All Contact Lenses             +17          +1.5               -2                    -7                    -3
All Toric Lenses               +17          +3.5               +5                    +1                    +1
DPR Toric Lenses               +18           +2                +12                  N/A                    N/A
DPR Spherical Lenses           +21           +1                -3                   N/A                    N/A
All DPR Lenses                 +19          +1.5               -1                   N/A                    N/A

9 MONTHS 2001

All Contact Lenses             +12           +1                -2                    -2                    +3
All Toric Lenses               +11           +2                +4                    +7                    +9
DPR Toric Lenses               +15           N/C               +15                  N/A                    N/A
DPR Spherical Lenses           +22           +1                -2                   N/A                    N/A
All DPR Lenses                 +18           +1               Flat                  N/A                    N/A


                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                             Three Months Ended                  Years Ended
                                                                  October 31,                    October 31,
                                                           ------------------------      ---------------------------
                                                              2001           2000            2001            2000
                                                           -----------   -----------     ------------    -----------
Net sales                                                  $  66,049      $56,306          $234,572         $201,217
Cost of sales                                                 22,365       18,635            81,204           68,100
                                                           ---------      -------          --------         --------
Gross profit                                                  43,684       37,671           153,368          133,117
Selling, general and administrative expense                   24,084       21,693            89,770           79,324
Research and development expense                                 822          684             3,658            2,711
Amortization of intangibles                                    1,316        1,091             5,182            4,213
                                                           ---------      -------          --------         --------
Operating income                                              17,462       14,203            54,758           46,869
Interest expense                                                 924          931             3,738            4,744
Settlement of dispute                                              -            -                 -              653
Other income, net                                                200          182             1,108              655
                                                           ---------      -------          --------         --------
Income before income taxes and cumulative
  effect of change in accounting principle                    16,738       13,454            52,128           42,127
Provision for income taxes                                     4,982        4,305            14,992           12,727
                                                           ---------      -------          --------         --------
Income before cumulative effect of change in
  accounting principle                                        11,756        9,149            37,136           29,400
Cumulative effect of change in accounting principle                -            -                 -             (432)
                                                           ---------      -------          --------         --------
Net income                                                 $  11,756      $ 9,149          $ 37,136         $ 28,968
                                                           =========      =======          ========         ========

Diluted earnings per share:
  Income before cumulative effect of change in
    accounting principle                                   $   0.76       $  0.63          $  2.44          $  2.03
  Cumulative effect of change in accounting principles            -             -                -            (0.03)
                                                           ---------      -------          --------         --------
Earnings per share                                         $    0.76      $  0.63          $   2.44         $   2.00
                                                           =========      =======          ========         ========

Number of shares used to compute earnings per share           15,536       14,618            15,246           14,510
                                                           =========      =======          ========         ========

Memo:
  Cash flow (pretax income from continuing operations
    plus depreciation and amortization) per diluted share  $    1.28      $  1.08          $   4.14         $   3.51
                                                           =========      =======          ========         ========

Components of diluted earnings per share from income
 before cumulative effect of change in
  accounting principle:
    Ongoing operations                                     $    0.76      $   0.63         $   2.44         $   2.00
    Tax credits                                                    -              -            0.07             0.08
    Other one-time events, net                                     -              -           (0.07)           (0.05)
                                                           ---------      -------          --------         --------
    Earnings per share from income before cumulative
      effect of change in accounting principle             $    0.76      $  0.63          $   2.44         $   2.03
                                                           =========      =======          ========         ========

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets

                                 (In thousands)
                                   (Unaudited)


                                                                        October 31,
                                                            ---------------------------------
                                                              2001                     2000
                                                            --------                 --------
                                     ASSETS
Current assets:
  Cash and cash equivalents                                 $ 12,928                 $ 14,608
  Trade receivables, net                                      55,318                   33,058
  Marketable securities                                        7,982                        -
  Inventories                                                 51,153                   38,219
  Deferred tax asset                                          17,308                   17,800
  Other current assets                                        10,516                    9,000
                                                            --------                 --------
    Total current assets                                     155,205                  112,685
                                                            --------                 --------
Property, plant and equipment, net                            61,028                   47,933
Intangibles, net                                             145,622                  110,854
Deferred tax asset                                            31,246                   42,979
Other assets                                                   3,748                    8,114
                                                            --------                 --------
                                                            $396,849                 $322,565
                                                            ========                 ========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                             $  8,249                 $  8,094
Other current liabilities                                     59,724                   57,181
                                                            --------                 --------
    Total current liabilities                                 67,973                   65,275
                                                            --------                 --------
Long-term debt                                                60,553                   40,257
Other liabilities                                             12,039                   18,595
                                                            --------                 --------
    Total liabilities                                        140,565                  124,127
                                                            --------                 --------
Stockholders' equity                                         256,284                  198,438
                                                            --------                 --------
                                                            $396,849                 $322,565
                                                            ========                 ========

                                      ####